                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                       THE BISYS GROUP, INC.
        (Name of Registrant as Specified In Its Charter)


        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------

        4) Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------

        5) Total fee paid:

                ----------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
        2)      Form, Schedule or Registration Statement No:
        3)      Filing Party:
        4)      Date Filed:

                                                 [BISYS LOGO]



                              THE BISYS GROUP, INC.
                                 150 CLOVE ROAD
                         LITTLE FALLS, NEW JERSEY 07424


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 12, 1999


         The Annual Meeting of Stockholders of The BISYS Group, Inc. ("BISYS" or the "Company") will be held at the executive offices of the Company at 150 Clove Road, Little Falls, New Jersey 07424, on November 12, 1999, at 9:00 a.m., for the following purposes:

         1. to re-elect seven directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

         2. to consider and vote upon a proposal to approve the Company's 2000 Employee Stock Purchase Plan;

         3. to consider and vote upon a proposal to approve the Company's 1999 Equity Participation Plan;

         4. to consider and vote upon a proposal to approve the Company's Executive Officer Annual Incentive Plan;

         5. to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2000; and

         6. to transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on September 17, 1999 as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock outstanding on the record date is entitled to one vote on all matters presented at the Annual Meeting.

         ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS
NOTICE.

                                  By Order of the Board of Directors



                                  Kevin J. Dell
                                  Secretary

October 8, 1999

                              THE BISYS GROUP, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 12, 1999


        This Proxy Statement is being furnished to stockholders of record of The BISYS Group, Inc. ("BISYS" or the "Company") as of September 17, 1999 (the "Record Date") in connection with the solicitation by the Board of Directors of BISYS of proxies for the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate headquarters at 150 Clove Road, Little Falls, New Jersey 07424, on November 12, 1999 at 9:00 a.m., and at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is October 8, 1999.

        As of the Record Date, the Company had outstanding 27,238,659 shares of Common Stock, $.02 par value ("Common Stock"). Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of votes cast. All other matters to properly come before the Annual Meeting require the approval of a majority of shares of Common Stock present and entitled to vote with respect to such matters. Abstentions and broker non-votes have no impact on the election of directors except to reduce the number of votes for the nominee(s). With respect to all other proposals, abstentions as to particular proposals will have the same effect as votes against such proposals, while broker non-votes are not counted as votes and are not included in calculating the number of votes necessary for approval.

        If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

        Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below. If any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote such shares in accordance with their own judgment.

1.      ELECTION OF DIRECTORS

        Seven directors are standing for re-election to the Board at the Annual Meeting for terms expiring at the 2000 Annual Meeting. Accordingly, there are seven nominees for election as directors, and proxies may not be voted for a greater number of persons than the seven nominees named herein. The directors will continue to serve until their respective successors are duly elected and qualified.

        Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the seven nominees for the Board of Directors named below. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares of Common Stock covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

                        NOMINEES FOR ELECTION AS DIRECTOR

Name                       Principal Occupation                                             Served as Director Since
----                       --------------------                                             ------------------------
LYNN J. MANGUM             Chairman of the Board, President and                                       1989
                           Chief Executive Officer of BISYS.

ROBERT J. CASALE           Until retirement, Group President, Brokerage Information                   1997
                           Services, Automatic Data Processing, Inc.

THOMAS A. COOPER           Chairman, TAC Associates, a financial advisory and                         1997
                           investment firm.

JAY W. DEDAPPER            Until retirement, Executive Vice President (Operations)                    1989
                           NL Industries, Inc., a metal, chemical and petroleum company.

JOHN J. LYONS              President and Chief Operating Officer, Keefe Managers, Inc.,               1992
                           a New York City-based asset management firm.

THOMAS E. MCINERNEY        General Partner of Welsh, Carson, Anderson & Stowe, a                      1989
                           New York investment firm.

JOSEPH J. MELONE           Chairman Emeritus, The Equitable Companies, Inc.
                                                                                                      1999


                        DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information with respect to each of the nominees for the office of director and each other executive officer of BISYS:

NOMINEES

         MR. MANGUM, 57, has served as a Director and as Chairman of the Board and Chief Executive Officer of the Company since its founding in August 1989. He was elected President of the Company in May 1998. Prior to August 1989, he served as a Corporate Vice President of Automatic Data Processing, Inc. ("ADP") and as Division President of ADP's Employer Services National Accounts Division since December 1988. Prior thereto, he served for 22 years in various capacities in ADP's Financial Services Group including, among other positions, Division President of the predecessor company of the Company since 1983.

         MR. CASALE, 60, has served as a Director of the Company since 1997. Mr. Casale is the former Group President, ADP, Brokerage Information Services, a position in which he served from 1988 to 1997. His experience also includes serving as Managing Director, Mergers & Acquisitions/Corporate Finance of the High Technology Group of Kidder, Peabody & Co. and more than 10 years in various executive positions with AT&T, including President-elect of AT&T's Special Markets Group, responsible for major joint ventures and partnerships. He is a member of the Board of Directors of The Provident Mutual Life Insurance Company and the Quantum Corporation, a publicly held disc drive manufacturer.

         MR. COOPER, 63, has served as a Director of the Company since 1997. Mr. Cooper is and has been Chairman of TAC Associates, a financial advisory and investment firm, since 1996, and Chairman of Flatiron Credit Company, a finance company, since 1997. He previously served since its formation and until 1996 as Chairman of TAC Bancshares, Inc., a holding company formed in 1991 to acquire and operate financial service institutions. From August 1993 to August 1996, he served as Chairman, President and Chief Executive Officer of Chase Federal Bank, Florida, following the acquisition and merger of Chase Federal Bank and Financial Federal Bank by TAC Bancshares in August 1993. Mr. Cooper has over 30 years of broad experience in financial services which include serving as Chief Executive Officer of Goldome, one of the nation's largest thrift institutions, from 1988 to 1991; as Chairman and Chief Executive Officer of INVEST/ISFA Corporation, a provider of brokerage, investment, insurance, and related services from 1987 to 1988; and as President and Chief Operating Officer of Bank of America, and President of BankAmerica Corporation from 1985 to 1987. He is a member of the Board of Directors of Renaissance Reinsurance, a publicly held reinsurance company.

         MR. DEDAPPER, 75, has served as a Director of the Company since 1989. Prior to his retirement in 1981, he served for more than five years as Executive Vice President (Operations) of NL Industries, Inc., a metal, chemical and petroleum company and served on its Board of Directors.

         MR. LYONS, 59, has served as a Director of the Company since 1992. Since February 1999, Mr. Lyons has served as President and Chief Operating Officer of Keefe Managers, Inc., a New York City-based asset management firm. From September 1997 to February 1999 he served as President and Chief Executive Officer of Gateway American Bank of Florida, a community bank headquartered in Ft. Lauderdale, Florida. From August 1996 to April 1997, Mr. Lyons served as President and Chief Executive Officer of Regent National Bank, Philadelphia, Pennsylvania. From April 1995 to August 1996, he served as President and Chief Executive Officer and a Director of Monarch Savings Bank, FSB, Clark, New Jersey. From December 1993 until April 1995, he was President and Chief Executive Officer of Jupiter Tequesta National Bank, a national bank headquartered in Tequesta, Florida. From 1980 until December 1993, he was President and Chief Executive Officer of Lyons, Zomback & Ostrowski, Inc., a New York-based bank and thrift consulting firm. That firm became a subsidiary of Advest Group, Inc., a holding company with a brokerage firm as its principal subsidiary. Mr. Lyons was Vice Chairman of Advest, Inc. during 1993 and from 1989 through 1993 was a member of its Board of Directors. He is a director of Gateway American Bank of Florida, a publicly held banking company.

         MR. MCINERNEY, 58, has served as a Director of the Company since 1989. Mr. McInerney is, and has been since 1987, a general partner of Welsh, Carson, Anderson & Stowe, a private equity investor specializing in the information processing and healthcare industries, and is a general partner of the respective sole general partners of its associated limited partnerships. He is also a director of the following publicly held companies: The Cerplex Group, Inc., a spare parts and repair services provider for computer manufacturers; SpectraSite Holdings Inc., a provider of wireless communication transmitting and receiving facilities; and MedeAmerica Corporation, a provider of electronic data interchange products and services to the health care industry. He is also a director of Centennial Cellular Holding Corp., the parent company of Centennial Cellular Corp., a publicly held cellular communications company.

         MR. MELONE, 68, has served as a Director of the Company since August 1999. He has served as Chairman Emeritus of The Equitable Companies, Inc. since his retirement as President and Chief Executive Officer of the company in 1998, a position in which he served since 1996. He previously served from 1992 through 1995 as President and Chief Operating Officer of The Equitable Companies, Inc. upon its formation in 1992 after serving two years in the same position for its principal insurance subsidiary, The Equitable Life Assurance Society of the United States. Prior to joining Equitable, Mr. Melone served as President of The Prudential Insurance Company of America. He is a member of the Board of Directors of Foster Wheeler Corporation, a publicly held engineering and construction company.

         All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each of the non-employee directors (i.e., other than Mr. Mangum) receive a $15,000 annual retainer and a $1,000 fee for their personal attendance at each meeting, including committee meetings held other than the day of a Board meeting. Mr. Mangum does not receive any compensation for his services as a director, but is reimbursed for expenses. Pursuant to the Company's Non-Employee Directors' Stock Option Plan, as amended (the "Non-Employee Directors' Stock Option Plan"), which became effective, as amended, at the 1997 Annual Meeting of Stockholders, each person who was a non-employee director of the Company at that time (i.e., nominees other than Messrs. Mangum and Melone) was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $34.00 per share, the fair market value of a share of Common Stock on the date of grant. Pursuant to the Non-Employee Directors' Stock Option Plan, each non-employee director of the Company elected thereafter by stockholders (i.e.,Mr. Melone) will be granted an option to purchase 25,000 shares of Common Stock upon his initial election by stockholders as a director. Each such option vests 20% on the date of grant and 20% upon such director's re-election by stockholders at subsequent annual meetings until such option is fully vested. Each such option is exercisable to the extent vested. A new stock option for an additional 25,000 shares of Common Stock will be granted to a non-employee director upon re-election at the next annual meeting after the annual meeting at which the option becomes fully vested. All stock options under the Non-Employee Directors' Plan are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. There are 275,000 shares of Common Stock reserved for options under the Non-Employee Directors' Stock Option Plan, of which 109,600 shares are currently available for future options which may be granted thereunder.

         During fiscal 1999, the Board of Directors of the Company held four meetings. The standing committees of the Board of Directors are the Audit Committee, whose current members are Messrs. Cooper and DeDapper, and the Compensation Committee, whose current members are Messrs. Casale and Lyons. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held four meetings in fiscal 1999. The Compensation Committee reviews and makes recommendations with respect to the salary and incentive compensation of the Chief Executive Officer and his direct reports, and certain other employees of the Company and its subsidiaries whose salaries are in excess of specified levels; administers the Company's stock option plans, including the granting of stock options and rights to purchase Common Stock; and administers the Company's annual Employee Stock Purchase Plan, as approved by the stockholders. During fiscal 1999, the Compensation Committee held four meetings. The Board of Directors of the Company does not have a standing Nomination Committee. During fiscal 1999, all of the Company's directors attended at least 75% of the meetings of the Board of Directors and all committees on which they served.

OTHER EXECUTIVE OFFICERS

         KEVIN J. DELL, 43, serves as Executive Vice President, General Counsel and Secretary. He previously served since 1998 as Senior Vice President, having joined the Company as Vice President, General Counsel and Secretary in 1996. From 1993 until he joined the Company, he served as Vice President, General Counsel and Secretary of Concurrent Computer Corporation, a public company supplier of real-time computer systems.

         J. ROBERT JONES, 46, serves as Executive Vice President, Business Development of the Company. He previously served as Senior Vice President, Business Development since 1996 and in a similar position within the BISYS organization since 1991. From March 1989 to June 1991, Mr. Jones served as Vice President, Sales and Marketing.

         NEIL P. MARCOUS, 51, serves as Executive Vice President, Strategic Marketing and Technology. He joined the Company in May 1998 as Executive Vice President, including responsibilities as Group President, Marketing and Information Services. Prior to joining the Company, he served as Vice President/General Manager of the Electronic Commerce Division of Electronic Data Systems, Inc., a provider of information technologies services including electronic funds transfer services, since joining that company in 1989. He has served as a Director of the Company from 1994 to 1998.

         CHARLES J. MOHR, 52, serves as Executive Vice President, including responsibilities as Group President, Investment Services. Prior to joining the Company in that position in 1998, he served as chief executive officer of Systematic Financial Management, L.P., an investment management firm, from 1996 and as president and chief executive officer of SunAmerica Asset Management Corporation, a mutual fund company, from 1990 to 1996.

         WILLIAM W. NEVILLE, 45, serves as Executive Vice President, including responsibilities as Group President, Information Services. He previously served since 1997 as President of the Information Solutions division. He joined the Company in 1992 as Senior Vice President/General Manager Sales, Eastern Region of the Information Solutions division.

         ANTHONY A. PASCOTTI, 58, serves as Executive Vice President, including responsibilities as Group President, Insurance and Education Services. He joined the Company in 1996 as President, Insurance Services upon completion of the Company's acquisition of The Underwriters' Group, where he served as president since its founding in 1967.

         MARK J. RYBARCZYK, 44, serves as Executive Vice President, Human Resources of the Company. He previously served as Senior Vice President, Human Resources since 1993. He has also served as Vice President, Human Resources of the Company and its predecessor company since June 1987 and Director, Human Resources since October 1984.

         DENNIS R. SHEEHAN, 43, serves as Executive Vice President and Chief Financial Officer of the Company, a position to which he was elected in February 1998. He previously served as Senior Vice President, Finance of the Company, which became an executive officer position in 1997 and served in a similar position within the BISYS organization since joining BISYS in connection with its acquisition of Concord Holding Corporation ("Concord") in March 1995. Since 1992, he served in various executive officer positions with Concord, including Executive Vice President and Chief Financial Officer.

         Executive officers serve at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on a review of Forms 3, 4 and 5 submitted to the Company during and with respect to fiscal 1999, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission (the "Commission") were timely filed with the exception of one Form 4 for Mr. Rybarczyk, reporting in October 1999 his April 1999 acquisition of 7,000 shares of Common Stock pursuant to a stock option exercise.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, based on filings with the Commission for the period ended June 30, 1999, with respect to the shares of Common Stock beneficially owned by stockholders reporting ownership of more than 5% of the outstanding shares of Common Stock:

BENEFICIAL OWNER                             NUMBER OF SHARES BENEFICIALLY OWNED     PERCENT OF CLASS
----------------                             -----------------------------------     ----------------
Wellington Management Company, LLP                       2,995,372(1)                      11.0%
75 State Street
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc.                           2,554,750(2)                       9.4%
100 East Pratt Street
Baltimore, Maryland 21202

Massachusetts Financial Services Company                 1,665,013(3)                       6.1%
500 Boylston Street
Boston, MA 02116

----------
(1) The stockholder has shared investment power with respect to shares shown as beneficially owned by it; sole voting power with respect to 1,759,147 shares, shared voting power with respect to 504,039 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 222,400 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(3) The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 1,380,913 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

         The following table sets forth, as of September 17, 1999, certain information with respect to the shares of Common Stock beneficially owned by (i) each director, (ii) each of the persons for whom compensation information is disclosed below under the heading "Executive Compensation," and (iii) all the Company's directors and executive officers at September 17, 1999 as a group.


BENEFICIAL OWNER                        NO. OF SHARES BENEFICIALLY OWNED(1)       PERCENT OF CLASS
----------------                        -----------------------------------       ----------------
Lynn J. Mangum                                           351,191(2)                      1.3%

Robert J. Casale                                          15,000(3)                       *

Thomas A. Cooper                                          21,050(3)                       *

Jay W. DeDapper                                           19,100(4)                       *

John J. Lyons                                             18,068(5)                       *

Thomas E. McInerney                                       48,942(4)                       *

Charles J. Mohr                                           14,925(6)                       *

Dennis R. Sheehan                                         74,847(7)                       *

Neil P. Marcous                                           31,300(8)                       *

J. Robert Jones                                          144,805(9)                       *

All directors and executive officers
as a group (15 persons)                                1,170,837(10)                     4.3%

*        Less than 1.0%.

(1) Each person has sole voting and investment power with respect to the shares shown as beneficially owned by him. Assumes re-election of nominees for Director and resulting grant to Mr. Melone and vesting of stock options pursuant to the Company's Non-Employee Directors' Stock Option Plan.

(2) Includes an aggregate 92,168 shares subject to stock options exercisable as of November 16, 1999 (60 days from the record date for the Annual Meeting).

(3) Includes an aggregate 15,000 shares subject to stock options exercisable as of November 16, 1999.

(4) Includes an aggregate 18,600 shares subject to stock options exercisable as of November 16, 1999.

(5) Includes an aggregate 15,200 shares subject to stock options exercisable as of November 16, 1999.

(6) Includes an aggregate 11,781 shares subject to stock options exercisable as of November 16, 1999.

(7) Includes an aggregate 27,548 shares subject to stock options exercisable as of November 16, 1999.

(8) Includes an aggregate 31,200 shares subject to stock options exercisable as of November 16, 1999.

(9) Includes an aggregate 33,417 shares subject to stock options exercisable as of November 16, 1999.

(10) Includes an aggregate 373,140 shares subject to stock options exercisable as of November 16, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table shows, for the fiscal years ended June 30, 1999, 1998 and 1997, certain compensation information as to the Chief Executive Officer, and each of the four most highly compensated executive officers of the Company serving as executive officers at June 30, 1999 ("Named Executive Officers").


                                       Annual Compensation        Long Term Comp-
                                                                  ensation Awards
                                       -----------------------    ---------------
            (a)               (b)          (c)           (d)            (g)                   (i)
                                                                     Securities            All Other
Name and Principal                        Salary        Bonus        Underlying         Compensation(1)
Position                      Year         ($)           ($)      Options/SARs (#)            ($)
--------                      ----        ------        -----     ----------------      ---------------
Lynn J. Mangum                1999       534,077       510,000         65,000               39,436
Chairman of the Board,        1998       449,615       475,000         65,000               30,359
President and Chief           1997       389,154       375,000         65,000                4,750
Executive Officer

Charles J. Mohr (2)           1999       343,269       225,000         75,000                1,638
Executive Vice President,
Group President,
Investment Services

Dennis R. Sheehan             1999       242,346       275,000         30,000                8,487
Executive Vice President      1998       196,683       245,000         60,000                6,608
and Chief Financial Officer   1997       169,956       165,000         25,000                4,750

Neil P. Marcous (3)           1999       342,885       175,000              0               55,098
Executive Vice President,     1998        40,625        21,875         75,000                    0
Strategic Marketing and
Technology

J. Robert Jones               1999       236,462       260,000         30,000               26,992
Executive Vice President,     1998       216,539       200,000         30,000               16,293
Business Development          1997       199,711       180,000         30,000                4,750

----------
(1) The entire amount for fiscal year 1997, and $5,000 for fiscal years 1998 and 1999 ($0 for Messrs. Marcous and Mohr for fiscal year 1998 and $3,779 for Mr. Marcous for fiscal year 1999) represents the Company's matching contribution under the Company's 401(k) Plan. For fiscal years 1998 and 1999, includes the economic value of a "split dollar" life insurance policy as follows: Mr. Mangum ($1,830 and $5,186); Mr. Mohr ($0 and $1,638); Mr. Sheehan ($356 and $737); Mr. Marcous ($0 and $1,319); and Mr. Jones ($475 and $992). Also includes for fiscal year 1998 and 1999 the value of the Company's matching contribution under a voluntary executive deferred compensation program as follows: Mr. Mangum ($23,529 and $19,250); Mr. Mohr ($0 and $0); Mr. Sheehan ($1,250
         and $2,750); Mr. Marcous ($0 and $0); and Mr. Jones ($10,818 and $21,000). For Mr. Marcous, includes a $50,000 hiring advance earned in fiscal year 1999 as of the first anniversary of his employment.

(2) Became an executive officer of the Company during the fiscal year ended June 30, 1999.

(3) Became an executive officer of the Company during the fiscal year ended June 30, 1998.

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 1999.

OPTION GRANTS IN LAST FISCAL YEAR


                           NUMBER OF         % OF TOTAL                                         POTENTIAL REALIZABLE VALUE
                          SECURITIES           OPTIONS          EXERCISE                         AT ASSUMED ANNUAL RATES
                          UNDERLYING           GRANTED           OR BASE                       OF STOCK PRICE APPRECIATION
                            OPTIONS        TO EMPLOYEES IN        PRICE        EXPIRATION            FOR OPTION TERM
NAME                      GRANTED (1)        FISCAL YEAR         ($/SH)           DATE         5% ($) (2)        10% ($) (2)
----                      -----------      ---------------      --------       ----------      ----------        -----------
Lynn J. Mangum               65,000            4.7%               44.50         8/20/08        1,817,078          4,609,900

Charles J. Mohr              75,000            5.4%               42.00          7/6/08        2,126,092          5,251,294

Dennis R. Sheehan            30,000            2.2%               44.50         8/20/08          839,574          2,127,646

Neil P. Marcous                   0              0                 N/A            N/A                N/A              N/A

J. Robert Jones              30,000            2.2%               44.50         8/20/08          839,574          2,127,646


----------
(1) Options granted pursuant to the Company's stock option plans, with an exercise price equal to the fair market value as of the date of grant and vesting over a five year period, 20% on each anniversary of the date of grant.

(2) The dollar amounts under these columns are based on the assumed appreciation rates of 5% and 10% prescribed by the Commission. These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held at the end of the fiscal year ended June 30, 1999 based on the last sale price of a share of Common Stock on June 30, 1999 of $58.50.


                          Shares                           Number of Securities
                         Acquired                         Underlying Unexercised            Value of Unexercised
                            on                              Options at Fiscal             In-the-Money Options at
                         Exercise         Value                Year End (#)                   Fiscal Year End
Name                        (#)        Realized ($)     Exercisable/Unexercisable         Exercisable/Unexercisable
----                     --------      ------------     -------------------------         -------------------------
Lynn J. Mangum             4,000        $ 177,000         283,191      204,000            $11,205,046   $4,879,135

Charles J. Mohr                0        $       0               0       75,000            $         0   $1,319,535

Dennis R. Sheehan          5,000        $ 258,720          63,276       98,000            $ 2,423,758   $2,084,442

Neil P. Marcous                0        $       0          26,200       75,000            $   658,933   $1,803,285

J. Robert Jones            6,277        $ 277,757         117,000       78,000            $ 4,829,255   $1,800,316

LOANS TO EXECUTIVE OFFICERS

         The Board of Directors has approved and the Company has made interest free loans to selected executive officers to assist them in exercising non-qualified stock options, retaining the underlying shares and paying the applicable taxes resulting from such exercises. Of the approximately $11.3 million in principal amount of the loans, approximately $9 million represents the option exercise price paid to the Company. The remaining principal amount of approximately $2.3 million was used to pay withholding taxes resulting from the option exercises. Since the options exercised were non-qualified options, the resulting compensation expense is deductible for corporate income tax purposes. These loans are full recourse and are secured by that number of the shares of the Company's Common Stock acquired pursuant to the exercise of the option representing up to 120% of the principal amount of the loan. The principal is repayable the later of five years from the date of the loan or the expiration date of the option exercised using such loan proceeds. The principal is also repayable within one year of the employee's death or termination of employment due to disability and within 30 days of voluntary resignation.

         The table below sets forth the executive officers to whom the loans were made, the loan principal for each officer and the number of shares acquired through option exercises using the loans proceeds. As of October 8, 1999, no principal amount of any loan was due, and no principal amount has been repaid.


                                                        NUMBER OF SHARES OF
          NAME                LOAN PRINCIPAL           COMMON STOCK ACQUIRED
          ----                --------------           ---------------------
Lynn J. Mangum                  $5,636,968                    150,237

Dennis R. Sheehan               $  941,476                     28,979

J. Robert Jones                 $2,479,051                     82,999

Mark J. Rybarczyk               $1,718,879                     48,702

Kevin J. Dell                   $  570,172                     14,056

         In addition, the Board of Directors has authorized a payment to each loan recipient to cover the individual income taxes, if any, incurred by such individual as a result of the imputed income on the interest free loan to the extent that such imputed income is not offset by the deductibility of the loan interest. The payment will be grossed up to cover any additional taxes resulting from such payment.

EMPLOYMENT AGREEMENTS

         The Company does not have employment agreements with any of its executive officers. In June 1999, the Company entered into Key Executive Separation Agreements with Messrs. Jones, Mangum and Sheehan, and certain other executive officers of the Company. The Agreement with Mr. Mangum replaced a similar agreement entered into in 1995. The Agreements provide for certain lump sum severance payments in the event of termination other than for cause or following a change in control of the Company. For terminations other than for cause, the executive would receive one time (one and one-half times in the case of Mr. Mangum) the sum of (i) his then current base salary and (ii) the greater of his then current fiscal year "at Plan" annual incentive target amount or the immediately prior year's annual incentive compensation settlement amount (such sum, prior to being multiplied, referred to as the "Applicable Severance Amount"). For terminations after a change in control, the executive would receive two times (three times in the case of Mr. Mangum) his Applicable Severance Amount. In the event of a change in control of the Company, the executive may terminate unilaterally his employment with the Company for any reason for the first 12 months after the change in control and, under certain circumstances, during the 13th through 36th month after the change in control. In the event of such termination of employment, he would receive a lump sum severance payment equal to two times (three times in the case of Mr. Mangum) his Applicable Severance Amount. The Agreement does not provide any guarantee of employment or any other terms and conditions of employment.

         Pursuant to the terms of their stock option agreements, in the event of a change in control of the Company, all options then granted to the executive officers of the Company become automatically vested, to the extent not previously vested, as of the effective date of such change in control.


                        REPORT ON EXECUTIVE COMPENSATION

         All issues relating to executive officer compensation are addressed by the Board of Director's Compensation Committee. The Compensation Committee, which for fiscal 1999 was comprised of Messrs. Lyons and Casale, approves base salary and incentive compensation plans for executive officers reporting to the chief executive officer and other senior executives with a base salary in excess of a designated amount, and reviews and recommends base salary and incentive compensation plans for executive officers who are also directors for final approval by the Board of Directors. Mr. Mangum, the Company's Chairman, President and Chief Executive Officer, does not participate in decisions of the Board regarding his compensation. The Compensation Committee also establishes stock option plan participation levels for all employees, including executive officers. This report is submitted by the Compensation Committee.

         The components of the Company's executive compensation program consist of base salaries, annual cash incentive plans and stock options. The Company's compensation program, with Committee review, is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the information, investment, and insurance and education services industries, as well as within a broader spectrum of companies of comparable size and complexity. Competitive compensation information is determined from published sources as well as independent consultants. The Company's compensation program is structured and administered to support the Company's business mission and to generate favorable returns for its stockholders.

         BASE SALARY. Each executive officer's base salary is derived primarily through an analysis of appropriate industry and competitive labor markets for executive officer services, prepared at the direction of the Committee by the Company's Human Resources department with the advice of independent consultants. Other factors in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more or less responsibilities, the performance of the particular executive's business unit or department in relation to established strategic plans, the Company's operating budget for the year and the overall financial and strategic performance of the Company compared to target objectives.

         INCENTIVE COMPENSATION PLAN. For each executive officer, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company's strategic plans and annual operating budgets. Each individual's plan establishes a range of minimum, "at Plan" and maximum incentive compensation and a number of performance objectives. The performance objectives generally include operating earnings per share growth, the financial performance of an executive's business unit, and various other measurable financial and non-financial objectives. Incentive compensation earned is determined following completion of the fiscal year based on performance compared to objectives. Incentive compensation in excess of the established range may be paid where outstanding accomplishments have been achieved by the executive during the fiscal year. For fiscal year 1999, the Company and each of the Named Executive Officers met or exceeded established performance objectives resulting in the bonus compensation set forth in the Summary Compensation Table.

         STOCK OPTION AWARDS. The Company maintains stock option plans that are designed to align executive employees' and stockholders' interests in the enhancement of stockholder value. In formulating recommendations for stock option awards, the Compensation Committee evaluates the dilutive impact of additional stock options, the Company's overall financial performance for the year, the desirability of long-term service from an executive officer and the number of options held by other executives of the Company with the same, more or less responsibility than the executive officer under consideration. To encourage long-term performance, stock options typically vest over a five year period and remain exercisable for ten years.

         CEO COMPENSATION. Compensation for Mr. Mangum, the Company's Chairman, President and Chief Executive Officer, is based on the same criteria used for executive officers generally, including an analysis of chief executive compensation of comparable companies. Mr. Mangum's incentive compensation for fiscal 1999 reflects favorable achievement of the performance objectives established under his cash incentive plan, particularly revenue and operating earnings per share growth and the strategic positioning of the Company, which were the key determinants of Mr. Mangum's incentive compensation under his cash incentive plan.

August 20, 1999                                           John J. Lyons
                                                          Robert J. Casale

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Company's Compensation Committee during fiscal year 1999 were John J. Lyons and Robert J. Casale, each of whom are directors but are not current or former employees of the Company. There were no Compensation Committee interlocks or insider participation during fiscal year 1999.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change over the past five fiscal years in the cumulative shareholder return (assuming the reinvestment of dividends) on the Company's Common Stock with the cumulative total returns of both a broad equity market index and a peer group index. In prior year's the Company used the NASDAQ Market Index as its comparative broad equity market index and the Value Line Investment Survey's Computer Software and Services Group Index (the "Value Line Index") as its published industry index. The Board of Directors has determined that these indices are no longer appropriate for comparative purposes since both are heavily weighted by technology and internet companies that are not comparable to the Company. The Company considers the S&P MidCap 400 Index and the S&P Super Composite Services (Data Processing) Index more appropriate broad equity market and published industry group indices for comparative purposes. The Company and many of its competitors are included in both of these new indices. As required, the graph shows the comparative returns using the prior indices as well as the new indices.



                                  [LINE GRAPH]

         Assumes $100 invested on June 30, 1994 in BISYS Common Stock and each of the broad market and published industry group indices.


                                   6/30/94      6/30/95      6/30/96      6/30/97      6/30/98      6/30/99
                                   -------      -------      -------      -------      -------      -------
BISYS                                $100         $109         $184         $204         $200         $285

S&P MidCap 400 Index                 $100         $122         $149         $183         $233         $273

S&P Super Composite
Svcs (Data Processing)               $100         $131         $183         $194         $225         $267
Index

Value Line Index                     $100         $151         $226         $351         $594         $982

NASDAQ Market Index                  $100         $133         $171         $208         $274         $393


         The above report of the Compensation Committee and the Performance Graph is not deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.


2.       APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

         On August 20, 1999, the Board of Directors of the Company adopted, subject to stockholder approval, The BISYS Group, Inc. 2000 Employee Stock Purchase Plan (the "2000 Plan"). Under the 2000 Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), options to purchase shares of Common Stock (hereinafter, "Employee Options") will be granted to eligible employees of the Company. The Board of Directors believes that the grant of Employee Options is an important incentive for attracting, retaining and motivating employees through the opportunity of equity participation. The 2000 Plan is intended to serve this function. A copy of the 2000 Plan is attached to this Proxy Statement as Exhibit A. The principal features of the 2000 Plan are summarized below.

VOTE REQUIRED FOR APPROVAL

         The 2000 Plan will be submitted to stockholders for their approval at the Annual Meeting. The proposal to adopt the 2000 Plan must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2000 PLAN.

SUMMARY OF THE 2000 PLAN

         An aggregate of 150,000 shares of Common Stock have been reserved for issuance upon the exercise of Employee Options granted under the 2000 Plan, subject to stockholder approval of the 2000 Plan. If approved by stockholders, the 2000 Plan will become effective on January 1, 2000. The 2000 Plan will terminate on December 31, 2000, unless it is earlier terminated by the Board of Directors. The approximately 3,000 employees who are regularly scheduled to work for the Company, or its subsidiaries, at least 20 hours per week and who have completed one month of employment as of January 1, 2000 for the Company, or its subsidiaries, will be eligible to receive Employee Options. The maximum number of shares that may be purchased by any participant under the 2000 Plan will be equal to the lesser of 15% of base pay or $25,000, divided by 85% of the lesser of the fair market value of the Company's Common Stock on January 1, 2000 and December 31, 2000 based upon the closing price of the Common Stock on the Nasdaq National Market on the most recent prior trading day. No employee will be granted an Employee Option if (i) immediately after such grant such employee would own stock possessing 5% or more (including stock subject to outstanding options) of the total combined voting power or value of all classes of stock of the Company, or
(ii) the exercise of such Employee Option would result in the employee acquiring a cumulative total of more than 700 shares of Common Stock under the 2000 Plan. In the event that any outstanding Employee Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Employee Option will be available for issuance under the 2000 Plan.

         Under the 2000 Plan, the exercise price of an Employee Option shall be the lower of: (i) 85% of the fair market value of a share of Common Stock on January 1, 2000 based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 1999 or (ii) 85% of the fair market value of a share of Common Stock on December 31, 2000, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2000. All Employee Options will be deemed to be exercised on December 31, 2000.

         The 2000 Plan will be administered by a committee of the Board of Directors (the "Committee"). The Committee shall consist of no less than two persons and all members shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. The Committee's authority to administer the 2000 Plan includes the authority (i) to interpret the 2000 Plan and decide any matters arising thereunder and (ii) to adopt such rules and regulations, not inconsistent with the provisions of the 2000 Plan, as it may deem advisable to carry out the purposes of the 2000 Plan. All expenses and liabilities incurred by the Board of Directors or the Committee in administering the 2000 Plan are to be borne by the Company.

         The 2000 Plan provides that Employee Options are not transferable other than by will or by the laws of descent and distribution, and during an optionee's lifetime an Employee Option is exercisable only by an optionee. In the event that after the adoption of the 2000 Plan the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the number of shares of Common Stock (and the price per share) subject to the unexercised portion of any outstanding Employee Option and the number of shares for which Employee Options may be granted under the 2000 Plan will be appropriately adjusted (to the nearest possible full share) by the Board of Directors, and such adjustment shall be effective and binding for all purposes. Notwithstanding the foregoing, the Board may make such adjustment as it deems equitable in respect of outstanding Employee Options, including, without limitation, the revision or cancellation of any outstanding Employee Options, in the event of an offer to acquire the outstanding shares of the Company or a transaction involving the sale of all or substantially all of the assets of the Company.

         The market value of the Common Stock as of the close of business on September 17, 1999, as reflected by the closing price of the Common Stock on the Nasdaq National Market, was $45.6250 per share.

         The decision whether to participate in the 2000 Plan, and the extent of such participation, is in the discretion of each eligible employee and, thus, the amount of Employee Options to be granted is presently not determinable. To date, no Employee Options have been granted.

FEDERAL INCOME TAX CONSEQUENCES

         The tax consequences of the Employee Options issuable under the 2000 Plan are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

         Employee Options granted pursuant to the 2000 Plan are intended to qualify as options issued under an

"employee stock purchase plan" within the meaning of Section 423 of the Code. If an optionee makes no disposition of the shares acquired pursuant to exercise of an Employee Option within one year after the transfer of shares to such optionee and within two years from grant of the option, then, (i) such optionee will realize no taxable income as a result of the grant or exercise of such Employee Option, and (ii) on the subsequent disposition of the shares received upon exercise of the Employee Option or the death of the optionee, the optionee generally will realize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition or death over the exercise price, or (b) 15% of the fair market value of the shares at the time the Employee Option was granted. In the case of such a disposition, the optionee's basis in the shares will be increased by the amount of ordinary compensation so realized, with the result that the optionee generally will realize long-term capital gain or loss equal to the difference, if any, between the proceeds realized from the disposition over the sum of (x) the exercise price and (y) the amount of ordinary compensation income realized. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of the Employee Options, the transfer of shares upon their exercise or the disposition of those shares.

         If shares subject to an Employee Option are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares on the date of exercise generally will be treated as short-term capital gain.


3.       APPROVAL OF 1999 EQUITY PARTICIPATION PLAN

INTRODUCTION

         The Board of Directors believes that stock option grants have been a key element in the Company's successful growth. Stock option programs reflect the Board's continuing belief that stock-based incentive plans and stock ownership by executives and key employees serve to attract, retain and motivate talented employees and benefit the Company by providing key employees the opportunity to acquire personal financial interest in the longer term financial success of the Company.

         In order to continue its strategic use of stock-based compensation, on August 20, 1999, the Board of Directors adopted, subject to stockholder approval, The BISYS Group, Inc. 1999 Equity Participation Plan (the "1999 Plan"). The 1999 Plan provides for the grant of "non-qualified stock options" and "incentive stock options" to acquire Common Stock as well as stock awards (or their cash equivalent) and stock appreciation rights (collectively "Awards") to employees. The Board believes that the grant of Awards motivates officers and key employees through the opportunity of equity participation. In the view of the Board, Awards focus the attention of recipients on the Company's goal of increasing stockholder value, since the Awards provide a reward only to the extent that stock price grows.

VOTE REQUIRED FOR APPROVAL

         The 1999 Plan will be submitted to stockholders for their approval at the Annual Meeting. The proposal to adopt the 1999 Plan must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1999 EQUITY PARTICIPATION PLAN.

         If the 1999 Plan is approved by stockholders, it will become effective as of July 1, 1999 and will replace, as to grants after that date, the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan, 1995 Stock Option Plan and 1996 Stock Option Plan (the "Prior Plans"), and no further grants will be made under the Prior Plans. As of September 17, 1999, options to purchase 3,771,769 shares of Common Stock were outstanding and unexercised under the Prior Plans, and 1,006,407 shares were available for future grants under the Prior Plans.

         Subject to limitations described below, the 1999 Plan authorizes 1,000,000 new shares of Common Stock plus (i) shares which are or become available for future grant under the terms of the Prior Plans (including shares subject to awards which are forfeited, cancelled or settled in cash) and (ii) shares issued under the 1999 Plan in substitution for outstanding awards or obligations to grant awards in connection with acquisitions of other entities by the Company. The number of shares available under the Plan may be increased by the Board by the number of shares purchased by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, after July 1, 1999, granted under the 1999 Plan or the Prior Plans. In the event that any Awards expire or are terminated, the shares covered by the expired or terminated Awards will again be available for the granting of Awards.

SUMMARY OF THE 1999 PLAN

         A copy of the 1999 Plan is attached to this Proxy Statement as Exhibit
B. The principal features of the 1999 Plan are summarized below.

         The 1999 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Under the 1999 Plan, the Committee must consist of two or more persons, each of whom shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "Outside Directors" as defined for purposes of Section 162(m) of the Code. The Committee will determine (i) which officers and employees of the Company and its subsidiaries shall be granted Awards; (ii) the number of shares subject to each Award; and
(iii) the types and terms and conditions of each Award. The Committee will also be responsible for the administration and interpretation of the 1999 Plan. From time to time, the Board may assume administration of the 1999 Plan.

         The terms and conditions of individual Award agreements may vary, subject to the following guidelines: (i) the option price of incentive and non-qualified stock options, and the average exercise price of stock appreciation rights, may not be less than the closing price on the most recent day in which shares of Common Stock of the Company were traded prior to the date of grant, and (ii) the term of all incentive stock options and stock appreciation rights may not exceed ten years from the date of grant, and the term of all non-qualified stock options may not exceed eleven years. Except in cases of terminations of employment or extraordinary events, each Award (or its cash equivalent) will be earned and vest over at least three years and will be governed by conditions determined by the Committee, including continuous service and/or achievement of performance goals.

         The 1999 Plan provides that the maximum number of shares which may be issued to any individual in the form of stock options and stock appreciation rights cannot exceed the sum of (i) 1,500,000 shares during any consecutive three calendar years and (ii) any portion of the 1,500,000 share limitation not used in any three consecutive calendar year period starting July 1, 1999. The maximum payment which can be made to any individual in the form of a stock award (or its cash equivalent) subject to the achievement of performance goals is $1,500,000. The maximum number of all Awards which may be granted in the form of "incentive stock options" under the 1999 Plan, and the maximum number of all shares which may be issued as stock awards under the 1999 Plan, are limited as provided in the 1999 Plan. Grants of Awards are at the discretion of the Committee and, thus, the amount of such grants, if any, are presently not determinable. To date, no Awards have been granted.

         The Board of Directors has the authority to amend the 1999 Plan at any time, provided that stockholder approval will be required to increase the aggregate number of shares of Common Stock as to which Awards may be granted (except for increases due to certain adjustments), or to change the minimum exercise price for Awards.

The Board of Directors may terminate the 1999 Plan at any time. The termination of the 1999 Plan will not alter or impair any rights or obligations under any Awards previously granted under the 1999 Plan. No Award granted under the Plan may be assigned or transferred except by will or the laws of descent and distribution and, if permitted by the Committee, as a gift to a family member or a trust or similar entity for the benefit of one or more family members.

         The market value of the Company's Common Stock as of the close of business on September 17, 1999, as reflected by the closing price of the Common Stock on the Nasdaq National Market, was $45.625 per share.

FEDERAL INCOME TAX CONSEQUENCES

         (1) With respect to stock options: The tax consequences of incentive stock options and non-qualified options are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

         Incentive stock options granted pursuant to the 1999 Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code. If an optionee makes no disposition of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of shares to such optionee and within two years from grant of the option, such optionee will realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive stock options or the transfer of shares upon their exercise.

         If shares subject to incentive stock options are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax reporting requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

         Non-qualified options may also be granted under the 1999 Plan. An optionee who exercises a non-qualified option will recognize as taxable ordinary income, at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax withholding requirements that may be applicable.

         (2) With respect to stock awards: In the absence of an election by a recipient, as explained below, the grant of a stock award which is subject to forfeiture will not result in taxable income to the recipient or a deduction by the Company in the year of grant. The value of such stock will be taxed to the recipient in the year in which the risk of forfeiture lapses. Alternatively, a recipient may elect to treat as income in the year of grant the fair market value of the stock on the date of grant, provided that the election is made within 30 days after the date of grant. If such an election were made, recipient would not be allowed to deduct at a later date the amount included as taxable income if the shares were forfeited to the Company. The amount of ordinary income recognized by the recipient is generally deductible by the Company in the year the income is recognized by the recipient.

         (3) With respect to stock appreciation rights: Generally, when a person exercises stock appreciation rights, the amount of cash received will be ordinary income to such person and will be allowed as a deduction for Federal income tax purposes to the Company.

         The discussion above pertaining to deductions for the Company is qualified by the application of Section 162(m) of the Code. Pursuant to Section 162(m), the maximum allowable deduction for compensation paid or accrued by the Company with respect to the chief executive officer of the Company or any of the other four most highly compensated officers of the Company is limited to $1 million per year. However, compensation is tax deductible without regard to such limitations if the compensation satisfies the "performance-based" requirements of the rules and regulations under Section 162(m). The 1999 Plan is intended to meet the requirements of Section 162(m), and, if stockholder approval is obtained, the Company expects that deductions will not be limited thereby.


4.       APPROVAL OF EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

         On August 20, 1999, 1999, the Board of Directors adopted the Executive Officer Annual Incentive Plan (the "Incentive Plan") to formalize the Company's existing practices as to the payment of cash incentive compensation to executive officers of the Company in the form of a plan which could be approved by stockholders and thereby qualify annual cash incentive compensation payments for favorable tax treatment under Section 162(m) of the Code. The purposes of the Incentive Plan are to motivate and reward the Company's executive officers for performance with cash incentive bonuses which are tax deductible to the Company and to enable the Company to continue to attract, reward and retain executive employees whose efforts are largely responsible for the Company's overall success.

         Annual cash incentive compensation awards paid under the Incentive Plan are intended to qualify as performance-based compensation under Section 162(m). Qualification under Section 162(m) is required to ensure the continued deductibility of cash compensation to the chief executive officer and the other four most highly compensated executive officers of the Company in amounts, if any, exceeding $1 million per year. Pursuant to Section 162(m), terms of annual incentive compensation arrangements pertaining to: (A) award eligibility, (B) the performance criteria upon which awards will be determined and (C) the individual annual maximum awards payable, must be approved by stockholders.

         A copy of the Incentive Plan is attached to this Proxy Statement as Exhibit C. The principal features of the Incentive Plan are summarized below.

         A. PLAN ADMINISTRATION - The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must consist of two or more persons, each of whom shall be "Outside Directors" as defined for purposes of Section 162(m).

         B. AWARD ELIGIBILITY - The Incentive Plan applies to the Company's chief executive officer and any other executive officer whose compensation is subject to Section 162(m).

         C. PERFORMANCE CRITERIA - Annual incentive compensation shall be based on one or more of the following performance criteria designated by the Committee, all of which may be determined at either the corporate (consolidated) level, subsidiary or business unit level, or by comparison to the performance of other companies, depending on the affected executive officer:

                  -        operating profits (including EBITDA)

                  -        net profits

                  -        earnings per share

                  -        profit returns and margins

                  -        revenues

                  -        stock price

                  -        cash flow

                  The performance goals established by the Committee from among those described above may be (but need not be) different each fiscal year and different goals may be applicable to different executive officers. The performance goals shall satisfy the requirements for "qualified performance-based compensation" under Section 162(m).

         D.       MAXIMUM ANNUAL INCENTIVE AWARD - For any person subject to
                  Section 162(m), the maximum non-discretionary annual incentive payment that can be made for any taxable year is $2,500,000.

         E. PAYMENT DEFERRALS - The Committee may defer the payment of all or a portion of any payment earned under the Incentive Plan in cash, mutual fund accounts or common stock units, provided that the same does not cause the eventual payments to be nondeductible under Section 162(m).

         The Committee may amend the terms of annual incentive awards at any time and may terminate or curtail the awards; provided, however, that no amendment or termination of annual incentive awards shall adversely affect any annual incentive awarded to a participant with respect to prior fiscal years. In 1999, if stockholders had approved the material terms and conditions of the annual incentive awards outlined above, the amount of annual incentive compensation reported in the Summary Compensation Table would have been the same.

VOTE REQUIRED FOR APPROVAL

         Approval of the Incentive Plan, including the terms and conditions of annual incentive compensation awards described above, will require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN FOR PURPOSES OF THE DEDUCTIBILITY OF THE INCENTIVE COMPENSATION UNDER SECTION 162(m) OF THE CODE.


5.       RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2000, subject to the ratification of such appointment by stockholders at the Annual Meeting. This firm and Coopers & Lybrand L.L.P. (which merged with Price Waterhouse LLP in 1998 to form PricewaterhouseCoopers LLP) have audited the Company's financial statements since the Company's inception in 1989.

         If the foregoing appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1999 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.


VOTE REQUIRED FOR RATIFICATION

         The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the auditors of the Company for fiscal 2000 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

         The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

         The Company's Annual Report to Stockholders for the year ended June 30, 1999 is being mailed to stockholders together with this Proxy Statement.

SOLICITATION OF PROXIES

         The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) and Corporate Investors Communications, Inc. a proxy solicitor (for an estimated total cost to the Company of $4,500) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

         Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

         If any stockholder of the Company intends to present a proposal for consideration at the 2000 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 150 Clove Road, Little Falls, New Jersey 07424, Attention: Secretary, not later than June 7, 2000.

DISCRETIONARY AUTHORITY

         A duly executed proxy given in connection with the Company's Annual Meeting of Stockholders in 2000 will give each of the proxies named therein discretionary authority to vote on any matter of which the Company does not have written notice on or before August 21, 2000 (forty-five days prior to the anniversary date on which the Company is first mailing its proxy materials for its 1999 Annual Meeting), without advice as to the nature of such matter in the Company's 2000 Proxy Statement.

ANNUAL REPORT ON FORM 10-K

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1999, FILED BY THE COMPANY WITH THE COMMISSION, WILL BE FURNISHED, WITHOUT EXHIBITS, WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON SEPTEMBER 17, 1999, THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO THE BISYS GROUP, INC., 150 CLOVE ROAD, LITTLE FALLS, NEW JERSEY 07424,
ATTENTION: SECRETARY.

                                                                       EXHIBIT A

                              THE BISYS GROUP, INC.

                        2000 EMPLOYEE STOCK PURCHASE PLAN


         SECTION 1. PURPOSE. The purpose of The BISYS Group, Inc. 2000 Employee Stock Purchase Plan (the "Plan") is to promote the interests of The BISYS Group, Inc., a Delaware corporation (the "Company") and any Subsidiary thereof (as hereinafter defined), and its stockholders by providing an opportunity to certain current employees of the Company or any Subsidiary thereof to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and to encourage such employees to devote their best efforts to the business and financial success of the Company. It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423.

         SECTION 2. DEFINITIONS. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

         2.01. "Base Pay" shall be determined as of the first business day of December 1999 by multiplying the normal biweekly rate of a salaried Employee by 26 or the hourly rate of an hourly Employee by 2,080; provided, that, in the case of a part-time hourly Employee, the Employee's Base Pay shall be determined by multiplying such Employee's hourly rate by the number of regularly scheduled hours of work for such Employee during the one-year period beginning on the first business day of December 1999. The calculation of Base Pay shall be made without regard to payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

         2.02. "Board of Directors" shall mean the Board of Directors of the Company.

         2.03. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

         2.04. "Common Stock" shall mean the Common Stock, $.02 par value, of the Company.

         2.05. "Employee" shall mean any person, including an officer or director of the Company or a Subsidiary of the Company, who is customarily employed on a full-time or part-time basis by the Company or a Subsidiary of the Company and is regularly scheduled to work at least 20 hours per week.

         2.06. "Offering" shall have the meaning described in Section 4.01.

         2.07. "Option" shall mean any option to purchase Common Stock granted to an Employee pursuant to this Plan.

         2.08. "Participant" shall mean any Employee that is eligible to participate in the Plan and who elects to participate in the Plan.

         2.09. "Parent of the Company" shall have the meaning set forth in
Section 424(e) of the Code.

         2.10. "Subsidiary of the Company" shall have the meaning set forth in
Section 424(f) of the Code.

         SECTION 3. ELIGIBILITY AND PARTICIPATION. The following provisions shall govern the eligibility of Employees to participate in the Plan.

         3.01. Initial Eligibility. Any Employee who shall have completed one
(1) month of employment as of January 1, 2000 shall be eligible to participate in the Offering.

         3.02. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan

                  (1) if, immediately after such grant, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of any of the Company, a Subsidiary of the Company or the Parent of the Company, such ownership to be determined by applying the rules of
Section 424(d) of the Code and treating stock which the Employee may purchase under outstanding options as stock owned by the Employee; or

                  (2) which would permit his rights to purchase stock under the Plan (and under any other plans of the Company qualifying under Section 423 of the Code) to accrue at a rate which exceeds the lesser of (i) $25,000 or (ii) 15% of the Employee's Base Pay of fair market value of the stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding; or

                  (3) if the exercise of such Option would result in the Employee acquiring a cumulative total of more than 700 shares of Common Stock under the Plan.

         3.03. Commencement of Participation. An eligible Employee may become a Participant in the Plan by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Senior Vice President of Human Resources of the Company on or before the date set therefor by the Committee which date shall be prior to January 1, 2000. Payroll deductions shall be made from a Participant's 2000 Base Pay and shall commence on the first regularly scheduled payday after January 1, 2000 and shall terminate on the last regularly scheduled payday on or before December 31, 2000, unless sooner terminated by the Participant pursuant to Section 9.01.

         SECTION 4. COMMON STOCK SUBJECT TO THE PLAN.

         4.01. Number of Shares. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate one hundred fifty thousand (150,000) shares of Common Stock. The Plan will be implemented by an Offering of shares of Common Stock (the "Offering"). The Offering shall begin on January 1, 2000 and shall terminate on December 31, 2000.

         4.02. Reissuance. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock, as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan.

         SECTION 5. ADMINISTRATION OF THE PLAN.

         5.01. Committee. The Plan shall be administered by a committee (the "Committee") which shall be established by the Board of Directors and shall consist of no less than two persons. All members of the Committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

         5.02. Interpretation. The Committee shall be authorized (i) to interpret the Plan and decide any matters arising thereunder and (ii) to adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

         5.03. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final and conclusive upon all parties.

         5.04. Voting by Committee Members. Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

         5.05. Expenses, Etc. All expenses and liabilities incurred by the Board of Directors or the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

         SECTION 6. PAYROLL DEDUCTIONS.

         6.01. Amount of Deduction. At the time a Participant files his authorization for payroll deduction pursuant to Section 3.03, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in the Offering at the rate of from 1 to 15% of his Base Pay, as determined as of the first business day of December 1999.

         6.02. Participant's Account; No Interest. All payroll deductions made for a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account. No interest shall accrue on amounts credited to a Participant's account under the Plan, regardless of whether or not the funds in such account are ultimately used to acquire shares of Common Stock.

         6.03. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan pursuant to Section 9.01, but no other change can be made during the Offering and, specifically, a Participant may not alter the amount of his payroll deductions for the Offering.

         6.04. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         SECTION 7. GRANT OF OPTION.

         7.01. Terms and Conditions. A description of the terms and conditions of this Plan shall be made available to the Participants in such form and manner as the Committee shall approve. Such description shall be consistent with this Plan and with the treatment of Options as being issued under an "employee stock purchase plan" under Section 423 of the Code.

         7.02. Number of Option Shares; Pro Rata Allocation.

         (a) On January 1, 2000, each Participant shall be deemed to have been granted an Option, subject to the limitations of Section 3.02, to purchase a maximum number of shares of Common Stock equal to the number obtained by multiplying (i) the percentage of the Employee's Base Pay which he has elected to have withheld pursuant to Section 6.01 by (ii) the Employee's Base Pay and dividing the resulting product by the lesser of (y) 85% of the fair market value of a share of Common Stock of the Company on January 1, 2000, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 1999 and (z) 85% of the fair market value of a share of Common Stock of the Company on December 31, 2000, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2000; provided, however, that in no event shall the total number of shares of Common Stock for which Options are granted exceed 150,000 shares.

         (b) If the total number of shares of Common Stock for which Options would have been granted pursuant to Section 7.02(a) would have exceeded 150,000 shares (absent the proviso to that section), the Company shall make a pro rata allocation of the Options available for grant in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

         7.03. Option Price. The Option price of shares of Common Stock subject to an Option shall be the lower of:

         (a) 85% of the fair market value of the shares of Common Stock subject to the Option on January 1, 2000, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 1999; or

         (b) 85% of the fair market value of the shares of Common Stock subject to the Option on December 31, 2000, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2000.

         7.04. Fair Market Value. For purposes of this Plan, the fair market value per share of Common Stock as of any day shall mean the closing price as quoted on the Nasdaq system on such day or, if such day is not a trading day, the last preceding trading day. If at any time the Common Stock is not quoted in the Nasdaq system, the fair market value of the shares of Common Stock subject to an Option on the date the Option is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

         7.05. Interest in Option Stock. A Participant shall have no interest in shares of Common Stock covered by his Option until such Option has been exercised.

         7.06. Transferability. Neither payroll deductions credited to a Participant's account nor Options shall be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an Option shall be exercisable only by the Optionee.

         7.07 Tax Withholding. In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an Option granted hereunder, the Company shall be entitled to deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

         SECTION 8. EXERCISE OF OPTIONS.

         8.01. Automatic Exercise. Unless a Participant gives written notice to the Company of withdrawal pursuant to Section 9.01, his Option to acquire Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on December 31, 2000 for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option price (but not in excess of the number of shares of Common Stock for which Options have been granted to the Employee pursuant to Section 7.02), and any excess in his account at that time will be returned to him.

         8.02. Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Employee promptly following the termination of the Offering.

         8.03. Delivery of Stock. As promptly as practicable after December 31, 2000, the Company will deliver to each Participant, in such Participant's name, the shares of Common Stock purchased upon exercise of such Participant's Option.

         SECTION 9. WITHDRAWAL.

         9.01. In General. A Participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Executive Vice President of Human Resources of the Company. All of the

Participant's payroll deductions credited to his account will be paid to him within 30 days after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay; provided, that, the Participant gives notice of withdrawal sufficiently prior to the next scheduled payroll deduction.

         9.02. Cessation of Employee Status. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, for any reason, other than as a result of his death, the payroll deductions credited to his account will be returned to him.

         9.03. Termination Due to Death. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, by reason of his death, his legal representative shall have the right to elect, by written notice given to the Executive Vice President of Human Resources of the Company prior to December 31, 2000 either:

         (a) to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

         (b) to exercise the Participant's Option granted under Section 7.02 for the purchase of shares of Common Stock on December 31, 2000 for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the Participant's account will purchase at the applicable Option price, and any excess in such account will be returned to the Participant's legal representative.

         In the event that no such written notice of election shall be duly received by the office of the Executive Vice President of Human Resources of the Company, the Participant's legal representative shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant's Option.

         SECTION 10. ADJUSTMENTS.

         (a) In the event that after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the Option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share); provided, however, that the limitations of Section 424 of the Code shall apply with respect to such adjustments; (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in Section 4.01 hereof, and such adjustment shall be effective and binding for all purposes of this Plan.

         (b) Notwithstanding the foregoing, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options including, without limitation, the revision or cancellation of any outstanding Options. Any such determination by the Committee shall be effective and binding for all purposes of this Plan.

         SECTION 11. EFFECT OF THE PLAN ON EMPLOYMENT RELATIONSHIP. Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

         SECTION 12. AMENDMENT OF THE PLAN. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding stock of the Company entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase materially the benefits accruing to Participants under the Plan, (ii) to increase materially (except for increases due to adjustments in accordance with Section 10 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder or (iii) to modify materially the requirements as to eligibility for participation in the Plan.

         SECTION 13. TERMINATION OF THE PLAN. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate one year after its effective date. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan.

         SECTION 14. EFFECTIVE DATE OF THE PLAN. This Plan shall be effective as of January 1, 2000, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 1999. If the Plan is not so approved, the Plan shall not become effective.

                                                                       EXHIBIT B

                              THE BISYS GROUP, INC.
                         1999 EQUITY PARTICIPATION PLAN


1.  THE PLAN

a) Purpose. The BISYS Group Inc. 1999 Equity Participation Plan (the "Plan") is intended to benefit the stockholders of The BISYS Group, Inc. (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company's stockholders and therefore will be encouraged to increase their proprietary interest in the Company and to devote their best efforts to the Company's business.

b) Effective Date. To serve this purpose, the Plan will become effective upon its approval by the stockholders of the Company at its 1999 Annual Meeting of Stockholders.

2.  ADMINISTRATION

a) Committee. The Plan shall be administered by a committee, appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom shall be "Non-Employee Directors" within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "Outside Directors" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Committee"); provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Plan. Except with regard to awards to employees subject to Section 16 of the Exchange Act, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

b) Powers and Authority. The Committee's powers and authority include, but are not limited to: selecting individuals, who are employed by or perform services for the Company and any subsidiary of the Company or any other entity in which the Company has a significant equity or other interest as determined by the Committee, to receive awards; determining the types and terms and conditions of all awards granted, including performance and other earn out and/or vesting contingencies; permitting transferability of awards to eligible third parties; pursuant to Section 8(a) interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee's decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

3.  SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

a) Maximum Shares Available for Delivery. Subject to adjustments under Section 3(d), the number of shares of Common Stock of the Company ("Shares") that may be delivered to participants and their beneficiaries under the Plan shall include the sum of (i) 1,000,000; (ii) any Shares, as of the effective date of this Plan, available for future awards under The BISYS Group Inc. Amended and Restated Stock Option and Restricted Stock Purchase Plan, The BISYS Group Inc. 1995 Stock Option Plan and The BISYS Group Inc. 1996 Stock Option Plan (collectively the "Prior Plans"); and (iii) any Shares that are represented by awards granted under the Prior Plans, which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. In addition, any Shares delivered under the Plan or the Prior Plans which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan or the Prior Plans, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the number of Shares available for delivery under the Plan. If any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or the Prior Plans, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if Shares are used to settle tax withholding obligations arising from awards made under the Prior Plans, only the number of Shares issued net of tax withholding will be deemed delivered for purposes of determining the number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the number of Shares available for delivery under the Plan. In addition, shares available for delivery in settlement of awards under the Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, occurring after July 1, 1999, granted under the Plan or the Prior Plans.

b) Other Plan Limits. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be issued in connection with stock options intended to comply with
Section 422 or any other similar provision of the Internal Revenue Code ("incentive stock options") shall be 4,000,000. The maximum number of Shares that may be issued in conjunction with stock awards granted pursuant to Section 5(d) shall be 1,000,000, plus up to twenty-five percent (25%) of any shares reacquired by the Company pursuant to the last sentence of Section 3(a). The maximum aggregate number of Shares that may be covered by awards granted to any one individual pursuant to Sections 5(b) and 5(c) shall not exceed the sum of
(i) 1,500,000 during any consecutive three calendar years, and (ii) any portion(s) of this 1,500,000-share limitation not utilized in any prior three consecutive calendar year period commencing on July 1, 1999. The maximum payment that can be made for awards granted to any one individual pursuant to Section 5(d) shall be $1,500,000 for any single or combined performance goals established for a specified performance period. If a payment under Section 5(d) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

c) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may, in addition to granting awards under Section 5, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

d)  Adjustments for Corporate Transactions.

         (i) The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

         (ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan's purpose in the event of any other change-in-control of the Company.

4.   PER SHARE PRICE

For all awards made under the Plan the per Share price shall be the last sale price of a share of the Common Stock of the Company ("Share") on the most recent day on which shares were traded prior to the grant or other applicable date as determined by the Committee. The applicable date in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right may be the grant date for such prior award. Except as provided for in
Section 3(d), the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.

5.  TYPES OF AWARDS

a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 4, an award may be granted as an alternative to or replacement of an existing award under the Plan, the Prior Plans or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by Section 4. A stock option may be in the form of an incentive stock option or in another form which may or may not qualify for favorable federal income tax treatment. Each stock option shall expire on the applicable date designated by the Committee but in no event may such date be more than eleven years (ten years for incentive stock options) from the date the stock option is granted. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; using a loan or loans authorized by the Board for such purposes; or (iv) any combination of the above.

c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be ten years. Such exercise price shall be no less than one hundred percent (100%) of the per Share amount stipulated by Section 4.

d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Except in cases of certain terminations of employment or an extraordinary event, each stock award shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price, cash flow and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

6.  AWARD SETTLEMENTS AND PAYMENTS

a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

c) Tax Withholding. The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery of shares, amounts sufficient to satisfy withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit Shares to be tendered, either actually or by attestation, to satisfy tax withholding obligations and such shares shall be valued using the settlement date as the applicable date in accordance with Section 4.

7.  PLAN AMENDMENT AND TERMINATION

a) Amendments. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that: (i) the Share and other award limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 4 and 5(b) and (c) cannot be changed unless such a plan amendment is properly approved by the Company's stockholders.

b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

8.  MISCELLANEOUS

a) Assignability. Except by will or the laws of descent and distribution and, if permitted by the Committee, as a gift to a family member or a trust or similar entity for the benefit of one or more family members, no award granted under the Plan shall be assignable or transferrable.

b) No Individual Rights. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

c) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

d) Use of Proceeds. Any proceeds from the exercise of stock options or other sales of shares under the Plan shall constitute general funds of the Company.

e) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

g) Governing Law. The validity, construction and effect of the Plan and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of New York without reference to principles of conflict.

                                                                       EXHIBIT C

                              THE BISYS GROUP, INC.

                     EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN


1.       PURPOSE

         The purpose of The BISYS Group, Inc. Executive Officer Annual Incentive Plan (the "Plan") is to motivate and reward for performance with tax deductible payments to those executive officers of The BISYS Group, Inc. (the "Company") subject to Section 162(m) of the Internal Revenue of 1986, as amended, and to the regulations and rulings promulgated thereunder (the "Code").

2.       EFFECTIVE DATE

         The Plan shall be effective for the Company's 2000 fiscal year and each subsequent fiscal year, until terminated by the Board of Directors (the "Board"), provided that the Plan is approved by the stockholders of the Company at its 1999 Annual Meeting of Stockholders.

3.       PARTICIPANTS

         The individuals who may receive payments under the Plan based on performance for any fiscal year while the Plan is in effect shall be those persons employed by the Company at the end of each such fiscal year who constitute the Company's chief executive officer and any other highly compensated executive officer which may be subject to the scope of Code Section 162(m).

4.       COMMITTEE ADMINISTRATION

         The Plan shall be administered by a committee consisting of at least two non-employee directors, each of whom satisfies the requirements for an "outside director" as that term is defined under Code Section 162(m). The Committee shall have the sole authority and discretion to administer and interpret the Plan in good faith to satisfy the requirements for tax deductibility of payments in accordance with Code Section 162(m). Such authority includes selection of the performance criterion or criteria for any applicable fiscal year and any affected individual participant. Decisions of the Committee shall be final, conclusive and binding on all parties including the Company, its stockholders and participants, and their beneficiaries and heirs.

5.       PERFORMANCE CRITERIA

         The Committee shall select the performance criterion or criteria for any individual position for any fiscal year during the first fiscal quarter of such year and the formula or formulas for determining the amount of payment that the Committee may award for performance during such year. The performance criteria which the Committee may use are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stock price and cash flow. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude: gains or losses on operating asset sales or dispositions; asset write downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

6.       PERFORMANCE GOALS

         Prior to the end of the first quarter of each fiscal year the Plan is in effect, the Committee shall establish in writing the performance goals, based on one or more of the performance criteria set forth in Section 4, and payment schedules or formulas tied to such goals for the individuals described in
Section 3.

7.       PAYMENTS

         The Committee must certify in writing the attainment of the applicable performance goals before making any payments for the applicable performance year. The Committee, at its sole discretion, may reduce the amount of payment below that determined using the applicable payment schedule(s) or formula(s) for a given participant. No participant may receive an aggregate payment for a fiscal year's performance in excess of $2,500,000. Payments under the Plan shall be made in cash.

8.       PAYMENT DEFERRALS

         The Committee may mandate and/or provide for the deferral of all or a portion of any payment earned under the Plan. Deferred payment accounts may be denominated in: cash amounts with the crediting of interest; phantom mutual fund accounts; or common stock unit accounts, provided that any crediting of interest or dividend equivalents shall not cause the eventual payment to be nondeductible under Code Section 162(m) as determined in good faith by the Committee at the time of such crediting.

9.       PLAN AMENDMENT

         The Board may amend or otherwise modify the Plan from time to time as it deems appropriate to serve the Plan's purposes. However, the Board shall note amend the Plan, without the appropriate approval of stockholders of the Company, if such amendment would result in payments not qualifying for deductibility under Code Section 162(m) as determined by the Board in good faith.

10.      OTHER INCENTIVE PLANS

         The Board may provide that persons specified in Section 3 may participate in and receive payments under other incentive compensation plans, programs and arrangements maintained by the Company as it deems appropriate and necessary.

11.      GOVERNING LAW

         The validity, construction and effect of the Plan and any agreements or other instruments issued under it shall be determined in accordance with the laws of the state of New York without reference to the principles of conflict of laws.

                              THE BISYS GROUP, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         Annual Meeting of Stockholders
                            Friday, November 12, 1999

         The undersigned stockholder of THE BISYS GROUP, INC., a Delaware corporation, hereby appoints Dennis R. Sheehan and Kevin J. Dell, or either of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of The BISYS Group, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at 150 Clove Road, Little Falls, New Jersey 07424 on November 12, 1999, at 9:00 a.m. (local time) and at any adjournment thereof, in accordance with the instructions on the reverse side.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2, NO. 3, NO. 4 AND NO. 5. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

         PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                          THE BISYS GROUP, INC.
                                          P. O. BOX 11357
                                          NEW YORK, NY 10203-0357

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2, NO. 3, NO. 4 AND NO. 5.

1.   Election of Directors:    FOR all nominees listed below _______

     *WITHHOLD AUTHORITY to vote for all nominees listed below ______

     *EXCEPTIONS _____

     Nominees:    Lynn J. Mangum, Robert J. Casale, Thomas A. Cooper, Jay W.
                  DeDapper, John J. Lyons, Thomas E. McInerney, and Joseph J.
                  Melone

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

     Exceptions: ______________________________________________________

2.   The proposal to approve the Company's 2000 Employee Stock Purchase Plan.

         FOR ___                    AGAINST ___                   ABSTAIN ___

3.   The proposal to approve the Company's 1999 Equity Participation Plan.

         FOR ___                    AGAINST ___                   ABSTAIN ___

4.   The proposal to approve the Company's Executive Officer Annual Incentive
     Plan.

         FOR ___                    AGAINST ___                   ABSTAIN ___

5. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year ending June 30, 2000.

         FOR ___                    AGAINST ___                   ABSTAIN ___

     The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

                              Change of Address and
                            or Comments Mark Here ___

     Please sign exactly as name appears hereon. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date __________________________________________________________, 1999

Signature ___________________________________________________________

Signature (if held jointly) _________________________________________


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. ___